EXHIBIT 99.1

September 14, 2026

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Our Commitment to Our Communities Is a Constant

Reliability is the promise of every Federal Home Loan Bank. Our members must have certainty that our credit products are available to help meet their needs and support their ability to serve their customers. And just as our members know that our funding is available on demand, so too do our housing partners know that each year, our cooperative makes millions of dollars in critical grant funding available to initiatives across our region and beyond.

The flagship grant vehicle for each Federal Home Loan Bank is our Affordable Housing Program, through which we direct at least 10 percent of our annual income to grants that support local housing and economic development initiatives. The AHP is designed to address local housing needs by supporting local efforts of members and housing partners in these communities. On August 20, we announced our 2026 AHP Round – our second highest ever offering with $70.9 million in grants to fund 47 affordable housing initiatives.

We are proud of this Round—not only because of its scale, but because of the meaningful housing outcomes it will help deliver, supporting the creation or preservation of more than 2,400 affordable homes and helping drive nearly $850 million in related development activity. Projects containing 25 or fewer units comprised 57% of our 2026 AHP awards, reflecting the FHLBNY’s ability to provide meaningful support to smaller initiatives that can be especially difficult to finance. The 2026 Round also supports a record nine projects in Puerto Rico, underscoring our continued commitment to housing needs across our entire District.

This commitment is constant. The AHP has been a central part of our mission and impact since it was created by Congress in 1989. Since the first grants went out in 1990, we have utilized the AHP to support 2,240 projects with more than $1.17 billion in grants, helping to create or preserve nearly 113,000 units of affordable housing, leveraging an estimated $21.2 billion from other funding sources. Across the entire FHLBank System, more than $9 billion has been awarded to support more than a million housing opportunities nationwide.

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Targeted Tools, Broad Impact

This commitment also does not begin and end with the AHP. We support housing and local community development through a diverse set of funding and grant options, delivered in partnership with our members to meet our District’s needs.

This begins with our foundational liquidity mission, through which we make our broadest impact. By serving as a stable source of liquidity for our members, we foster the provision of local credit across our District, ensuring local lenders have the access to funding they need to bolster their ability to make the loans that support small businesses, drive job growth, open the doors to homeownership and strengthen the communities we all serve.

The FHLBNY’s housing finance strategy encompasses a broad range of products and programs—including grants, charitable contributions, discounted funding, investments and loan acquisitions—to fulfill our mission of supporting housing and local community-economic development beyond our regular credit products.

•	This includes our Mortgage Asset Program (“MAP®”), which provides a secondary market outlet for members to fund mortgages and strengthen their mortgage loan product offerings. Last year, we funded a record $500 million in MAP activity, and our current MAP portfolio includes nearly 5,200 loans. Over the past two years, we have made enhancements to our MAP offering to support more loan activity for low-to-moderate income households, including our MAP Lender-Paid Mortgage Insurance Reimbursement program and MAP HomeAssist.

•	We also continue to leverage the full strength of our balance sheet to make direct investments in housing activity. Earlier this year, we announced a $25 million investment in a New York City Housing Development Corporate bond issuance that will help create or substantially rehabilitate more than 1,000 affordable homes across the city. Over the past two years, our investments with HDC have totaled $400 million, and we currently hold $1.7 billion in such investments on our books in support of more than 70,000 homes.

•	Our 0% Development Advance (“ZDA”) Program provides members with subsidized advances in support of housing, business development, infrastructure, energy and tribal development initiatives across our District.

•	Established grant programs like our suite of Homebuyer Dream Program® (“HDP®”) offerings and Small Business Recovery Grant Program help put people into homes and support local businesses with millions of dollars in funding each year.

•	And this month, we will introduce our first-ever Housing Impact Grants, with more than $10 million for the opening round to help support both the creation of new housing supply and the rehabilitation of existing stock.

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Expanding Our Reach

While the AHP and the set-aside component of our HDP suite are funded by the 10% of net income each FHLBank is required to allocate each year, since 2024, we have voluntarily designated an additional five percent of income to support these other products and programs. I am proud to report that, at its August 2026 meeting, our Board of Directors voted to increase these voluntary contributions for the remainder of the year by an additional two percent of our prior year’s income, or approximately $14 million. That means that in total this year, we will deploy nearly $140 million in affordable housing and community development efforts across our District and beyond.

Whether through our funding products and grant programs or working alongside our members and community partners, the FHLBanks play an important role in the housing finance ecosystem.

Our commitment to the communities we serve is not new, but as communities locally and across the country continue to face increasing housing affordability and supply challenges, these efforts become even more vital. At the FHLBNY, our entire team is proud to serve as a proven and trusted partner, leveraging the full strength of our cooperative to help create and preserve housing opportunities.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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